UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 23, 2010

DayStar Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34052	84-1390053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 South Milpitas Boulevard

Milpitas, California 95035

(Address of Principal Executive Offices) (Zip Code)

(408) 582-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2010, DayStar Technologies, Inc. (the “Company”) entered into an Amendment to Note, Warrant and Security Agreement (the “Agreement”) with Dynamic Worldwide Solar Energy, LLC (“Dynamic”). As previously disclosed, in April 2010 Dynamic made a bridge loan of $650,000 to the Company, evidenced by a secured convertible promissory note (the “Note”), and received a warrant to purchase up to 240,741 shares (post reverse stock-split) of the Company’s common stock (the “Warrant”). The following description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed herewith as Exhibit 10.1 and incorporated by reference into this Item 1.01.

Under the terms of the Agreement, the Company and Dynamic agreed to amend the Note to, among other things, (i) extend the maturity to January 11, 2011, (ii) adjust the Conversion Price (as defined in the Note) to $0.90 per share and the number of shares of the Company’s common stock issuable upon conversion of the Note to 722,222 (post reverse stock-split); (iii) permit conversion of the Note at any time after January 9, 2011, (iv) permit prepayment of the Note at any time after January 14, 2011 upon 5 days prior written notice to Dynamic, and (v) reflect the reverse stock-split of the Company’s common stock which occurred in May 2010. In addition, the Agreement amends the Warrant to (i) set the exercise price at $1.25 per share, (ii) permit exercise of the Warrant at any time after January 9, 2011, and (iii) reflect the reverse stock-split of the Company’s common stock which occurred in May 2010. The Agreement also excluded certain Company assets valued up to $100,000 from the collateral covered by the Security Agreement between the Company and Dynamic.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description

10.1	Amendment to Note, Warrant and Security Agreement between DayStar Technologies, Inc. and Dynamic Worldwide Solar Energy, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: September 28, 2010	By	/S/ PATRICK J. FORKIN III
Patrick J. Forkin III
Sr. VP – Corporate Development & Strategy

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment to Note, Warrant and Security Agreement between DayStar Technologies, Inc. and Dynamic Worldwide Solar Energy, LLC